Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Dynamics Corporation Employee Benefits Committee

General Dynamics Corporation 401(k) Plan 4.5:

We consent to the incorporation by reference in the registration statements (Nos. 2-23904, 2-24270, 333-101634, 333-107901,
333-116071, 333-139518, 333-159038, 333-59045, 333-181124, 333-186575, and 333-186578) on Form S-8 and registration statement No. 333-178406 on Form S-3 of General Dynamics Corporation of our report dated June 28, 2013, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan 4.5 as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the supplemental schedule – Schedule H, Line 4a – Schedule of Delinquent Participant Contributions, which report appears in the December 31, 2012 annual report on Form 11-K of the General Dynamics Corporation 401(k) Plan 4.5.

/s/ KPMG LLP

McLean, Virginia

June 28, 2013